Exhibit 10.1

Mikros Systems Corporation

220 Commerce Dr., Suite 300

Fort Washington, PA 19034

July 29, 2020

Mark J. Malone

Re: Severance Payments

Dear Mr. Malone:

Following up on our recent discussions, this letter shall set forth our agreement regarding certain terms of your employment with Mikros Systems Corporation, a Delaware corporation (the “Company”). For good and valuable consideration, the receipt and sufficient of which are hereby acknowledge, the undersigned agree as follows:

In the event that your employment with the Company is terminated by the Company without Cause (as defined below), the Company shall pay to you (i) the Accrued Amount (as defined below) in a single lump sum within thirty (30) days after the date of termination, and (ii) an amount equal to your annual base salary in effect on the date of termination of your employment, less applicable deductions (the “Severance Amount”), in a single lump sum within thirty (30) days after the date of termination. Payment of the Severance Amount shall be conditioned upon your execution and non-revocation of a general release waiving any and all claims you have or may have against the Company, in a form to be provided by the Company, which general release has become effective in accordance with its terms.

In the event that a Change of Control occurs during the time you are employed by the Company, the Company shall pay to you an amount equal to the Severance Amount. Payment of the Severance Amount shall be conditioned upon your execution and non-revocation of a general release waiving any and all claims you have or may have against the Company, in a form to be provided by the Company, which general release has become effective in accordance with its terms.

In no event shall you be entitled to receive payment of the Severance Amount more than one time. By way of example, if there is a Change of Control, the Company pays the Severance Amount to you, your employment with the Company continues, and thereafter, the Company terminates your employment without Cause, you will not be entitled to payment of the Severance Amount upon such termination.

For purpose of this letter agreement:

“Accrued Amount” means any base salary, less applicable deductions, and reimbursable expenses, in each case, accrued but unpaid as of the date of termination, and any bonus earned and declared payable by the Board of Directors of the Company that remains unpaid as of the date of termination, less applicable deductions

“Cause” means (i) willful misconduct by you in the performance of any of your material executive employment duties which is likely to materially damage the financial position or reputation of the Company, which is not cured within thirty (30) days following receipt by you of written notice from the Company, (ii) conviction (or a plea of nolo contendere) by you of a felony, (iii) conduct by you which constitutes moral turpitude which is directly and materially injurious to the Company, or (iv) acts of fraud, dishonesty or misappropriation committed by you and intended to result in personal enrichment at the expense of the Company. For purposes of this definition, no act or failure to act on your part shall be considered "willful" unless done or omitted not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

Mark J. Malone

July 29, 2020

“Change of Control” means the occurrence of any of the following events:

(a)     Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent greater than 50% of the combined voting power of the Company’s then outstanding voting securities, other than any transaction or event resulting in the beneficial ownership of securities:

(i)     by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(ii)     pursuant to a transaction described in clause (b) below that would not be a Change in Control under clause (b);

(b)     The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, (ii) a sale or other disposition of all or substantially all of the Company’s assets, or (iii) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Company’s or Successor Entity’s, as applicable, outstanding voting securities immediately after the transaction, other than a transaction:

(i)     which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Company’s or the Successor Entity’s, as applicable, outstanding voting securities immediately after the transaction; or

Mark J. Malone

July 29, 2020

(c)     The approval by the Company’s stockholders of a liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of clause (b) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

Each of the Company and you hereby represent and warrant that this letter agreement and the transactions contemplated hereby have been duly and validly authorized, and that this letter agreement constitutes the entire agreement between us and supersedes any and all prior or contemporaneous arrangements, understandings, written or oral, between us relating to the subject matter hereof. This letter agreement may not be amended or modified except by written agreement signed by you and the Company. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. This letter agreement may be executed in counterparts and delivered via facsimile or pdf, each of which shall be deemed an original and both of which, together, shall constitute one and the same instrument.

Intending to be legally bound hereby, the undersigned have executed this letter on and as of the date set forth above.

Very truly yours,

Mikros Systems Corporation

By:___/s/________________

 Paul Casner

     Chairman of the Board of Directors

Accepted and Agreed to on and as of the date set forth above.

____/s/_________________

Mark J. Malone